EXHIBIT 99.1

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1330 Post Oak Boulevard, Suite 1600                         (713) 627-2500 (tel)
HOUSTON, TEXAS  77056                                       (713) 963-4663 (fax)

       Vanguard Energy Corporation Announces Expanded Drilling Program and
                          Quarterly Financial Results

For Immediate Release

HOUSTON, TX - (Market Wire) - August 14, 2012 - Vanguard Energy Corporation (OTCQX:VNGE), an oil development and production company today announced an expanded drilling program and results of operations for its Fiscal Year 2012 third quarter ended June 30, 2012.

The Company has commenced drilling on the first of what is planned to be a new six well program to be completed in 2012 in the Company's oil fields in southeast Texas. A drilling rig was moved into position in early August and the first of these wells was spud on August 8. The Company plans to drill these new wells back to back with the same drilling rig and crew in place.

The Company recently announced the successful close of initial stages of a convertible debt offering raising a total of $6.8 million, including $3.05 million of rollovers of existing debt that was due on October 31, 2012. The new net cash will be used to fund the drilling of the new wells.

Mr. Warren Dillard, President and CEO of Vanguard Energy stated, "Vanguard is well positioned to enjoy substantial growth over the rest of the year as we execute our development drilling program with new cash provided by our recent sales of new convertible notes."

Highlights for the quarterly fiscal year 2012 third quarter financial results include:

     o Revenue from oil and gas sales for the nine months ending June 30, 2012 was $2,459,575, an increase of 87% from the previous nine-month period ending June 30, 2011 of $1,314,982.

     o For the nine months ended June 30, 2012 net income was ($56,452) compared to ($1,142,935) for the nine months ended June 30, 2011.

     o Net income (loss) for the quarter was ($328,199) compared to $270,552 for the same period of 2011.

     o The most recent nine months and quarterly losses are attributable primarily to a non-cash charge reflecting a change in the fair value of warrant and conversion liabilities of ($427,162) as required by generally accepted accounting principles associated with public market prices of the Company's shares.

     o Shareholder equity grew to $4,189,422 from $638,648 for the same quarter 2011 due to the Company's IPO in Q1 of FY 2012.

     o The Company produced and sold 11,875 barrels of oil during the quarter ending June 30, 2012.
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     o    Revenue  from  oil  and  gas  sales  for  the  quarter  was  $851,899.
          Conference call

The Company will host a conference call on August 23, 2012 at 10:30 AM Eastern time (9:30 CT, 7:30 PT) to discuss the results of operations and provide additional details on drilling activity. The dial in number for those interested in participating is (877) 548-9590. The call will be web cast and can be viewed on the Company web site at www.vanguardenergy.com.

About Vanguard Energy

Vanguard Energy is an oil drilling and production company with a focus on established oil fields in southeast Texas. Concentrating on oil properties in established areas with proven production, Vanguard applies its managerial expertise to maximize production while minimizing risk. Vanguard is focused on creating shareholder value by building cash flow and oil reserves through an aggressive, focused acquisition and development program in the prolific southeast Texas oil producing region. Vanguard's initial area of operation is in the famous Batson Dome Field where it controls 500 strategic acres with substantial oil reserves. For more information visit the Company's web site at www.vanguardenergycorp.com

Safe Harbor

This press release and other statements Vanguard Energy may make in the future contain forward-looking statements that relate to Vanguard's plans, objectives and future estimates. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and other factors, please refer to the Risk Factor section of Vanguard's Registration Statement on Form S-1 and in its periodic filings with the Securities and Exchange Commission. Vanguard makes no commitment to update any forward-looking statement, or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

Investor Relations Contact:
Brad Holmes
EnergyIR
(713) 654-4009
B_holmes@att.net
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